Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Form S-3/A (Pre-Effective Amendment No. 1 to the Registration Statement No. 333-186796) of our reports dated March 8, 2013 relating to the consolidated financial statements and related financial statement schedules of AXA Equitable Life Insurance Company (the “Company”), which reports appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 which is incorporated by reference in the Prospectus. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectuses.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 22, 2013